                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                                            ----------------------------
=======================                                                                             OMB APPROVAL
       FORM 4                                                                                OMB Number:       3235-0287
=======================                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      Expires:  December 31, 2001
                                                                                             Estimated average burden
[ ] CHECK THIS BOX IF NO                Filed pursuant to Section 16(a) of the Securities    hours per response......0.5
LONGER SUBJECT TO SECTION 16.              Exchange Act of 1934, Section 17(a) of the       -----------------------------
FORM 4 OR FORM 5 OBLIGATIONS              Public Utility Holding Company Act of 1935 or
MAY CONTINUE. SEE INSTRUCTION 1(b)           Section 30(f) of the Investment Act of 1940

===============================================================================================================================
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                           Issuer (Check all applicable)

MIZELLE         THOMAS                    VION PHARMACEUTICALS, INC. (VION)                  Director       10% Owner
----------------------------------------------------------------------------------------   ---          ---
  (Last)       (First)        (Middle)    3. IRS Identification    4. Statement for
                                             Number of Reporting      Month/Year            X Officer       Other
C/O VION PHARMACEUTICALS, INC.               Person, if an entity                          ---          ---
4 Science Park                               (voluntary)              NOVEMBER  2000       (give title   (specify below)
------------------------------------------                            ----------------      below)
                  (Street)                                         5. If Amendment,
                                                                       Date of Original  Vice President-Operations and Secretary
NEW HAVEN        CT             06511                                  (Month/Year)      ---------------------------------------
------------------------------------------                            ------------------
  (City)       (State)          (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                             (Check Applicable Line)
                                                                                              X  Form filed by One
                                                                                             --- Reporting Person
                                                                                                 Form filed by More than One
                                                                                                 Reporting Person
                                                                                             ---
===============================================================================================================================

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

==============================================================================================================================
1. Title of Security (Inst. 3)  2. Transaction Date  3. Transaction Code  4. Securities Acquired (A) or Disposed of (D)
                                   (Mo/Day/Yr)          (Inst. 8)            (Inst. 3, 4 and 5)
                                                     -------------------------------------------------------------------------

                                                         Code        V        Amount     (A) or (D)      Price
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value       11/30/2000             M                   6,762           A         $4.1875
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
==============================================================================================================================

===================================================================
5. Amount of            6. Ownership           7. Nature of
   Securities              Form:                  Indirect
   Beneficially            Direct (D) or          Beneficial
   Owned at                Indirect (I)           Ownership
   End of Month            (Instr. 4)             (Instr. 4)
   (Instr. 3 and 4)
-------------------------------------------------------------------
27,772                      D
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
-------------------------------------------------------------------
===================================================================

Reminder: Report on a separate line for class of securities beneficially
owned directly or indirectly.                                            (Over)
                                                                SEC 1474 (7-96)
                          (Print or Type Responses)

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

FORM 4 (CONTINUED)         TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

===============================================================================================================================
1. Title of Derivative 2. Conversion   3. Transaction  4. Transaction      5. Number of Derivative     6. Date Exercisable and
   Security (Instr. 3)    or Exercise     Date            Code (Instr. 8)     Securities Acquired         Expiration Date
                          Price of        (Mo/Day/Yr)                         (A) or Disposed of (D)      (Mo/Day/Yr)
                                                                              (Instr. 3,4,5)
Warrants to purchase     Derivative                    ------------------------------------------------------------------------
Common Stock, $0.01       Security
par value per share
("Common Stock")                                                                                        Date       Expiration
                                                          Code     V             (A)        (D)      Exercisable      Date
-------------------------------------------------------------------------------------------------------------------------------
Options to purchase       $4.1875        11/30/2000        M                               6,762         (1)       10/14/2006
Common Stock
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================
7. Title & Amount of      8. Price of    9. Number of     10. Ownership     11. Nature of
   Underlying Securities     Derivative     Derivative        Form of           Indirect
   (Instr. 3 & 4)            Security       Securities        Derivative        Beneficial
------------------------     (Instr. 5)     Beneficially      Security          Ownership
              Amount                        Owned at          Direct (D)        (Inst. 4)
              or                            End of            or
              Number                        Month             Indirect (1)
              of                            (Inst. 4)         (Inst. 4)
  Title       Shares
-----------------------------------------------------------------------------------------------
 Common        6,762                           0                  D
  Stock
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

Explanation of Responses:
(1) Options vested in four equal installments on October 14, 1997, October 14, 1998, October 14, 1999 and October 14, 2000.


                                   /s/ Thomas Mizelle    December 7, 2000
                                  --------------------   -----------------
                                   **Thomas Mizelle         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7/96)
                                                                     Page 2 of 2